Exhibit 10(n)

Summary of Compensation Arrangements with Non-Management Directors

Each non-management Director is paid an annual retainer in cash and/or restricted stock or restricted stock units (RSUs), as determined by the Board, as well as a meeting fee for each Board or Committee meeting attended and reimbursement of expenses. The Lead Independent Director and each of the Committee Chairs receive an additional cash retainer. The amounts are set forth in the Company’s proxy statement each year. Management Directors do not receive any additional compensation for service on the Board. Directors may defer all or a part of their cash compensation under the Company’s Deferred Compensation Plan for Non-Employee Directors. Directors may also defer payment of the dividend equivalents on RSUs.

The Company’s Continuing Compensation Plan for Non-Management Directors was terminated on June 4, 2002. Directors who were serving on the Board as of that date are eligible to continue participation in the plan. These Directors will, after the later of termination of service or age 72, receive $30,000 annually for life, which was the annual cash retainer in effect on that date. If service terminates because of death, the benefit will be paid to the surviving spouse for five years.

As part of the Company’s charitable contributions practice, the Company may, in the Board’s discretion, make a charitable contribution in the names of Emerson and a Director (including management Directors) upon retirement from the Board (as determined by the Board), taking into account the Director’s Board tenure, accomplishments, and other relevant factors.